Exhibit 99.1

Contact: Jim Stark, 972-819-0900, jstark@efji.com

EFJ, Inc. Announces Record Fourth Quarter and Full Year 2005 Results

Fourth Quarter Highlights

•	Private wireless communications segment revenue growth of 35% compared to 4th quarter 2004
•	Record consolidated revenue of $30 million
•	Inventory reduction of 37%

Full Year Highlights

•	Backlog of $62 million at year end, a 209% increase over 2004 year end
•	Consolidated revenue of $95 million representing a 17% increase and a record revenue year
•	Record consolidated gross margins of 52%

Irving, TX – March 9, 2006 – EFJ, Inc. (NASDAQ: EFJI) today announced its results for the fourth quarter of 2005 including revenue of $29.8 million, net income of $15.4 million and diluted earnings per share of $0.59.

For the fourth quarter of 2005, revenues increased $4.2 million or 16% from revenues of $25.6 million for the fourth quarter of 2004. Net income for the fourth quarter of 2005 increased $7.8 million to $15.4 million from net income of $7.6 million in the fourth quarter of 2004. Diluted earnings per share increased by 44% to $0.59, compared to $0.41 for the fourth quarter of 2004.

The company recorded non-cash expense of $0.035 million in the fourth quarter of 2005, compared to non-cash expense of $1.2 million in the fourth quarter of 2004, to reflect in both periods the variable accounting treatment of re-priced stock options. EFJ recorded a tax benefit in the fourth quarter of 2005 of $10.0 million, compared to a tax benefit of $6.0 million in the fourth quarter of 2004.

Revenues for the full year 2005 were $94.6 million. This represents a 17% increase from revenues of $80.9 million for fiscal 2004. Net income for 2005 was $22.5 million or $1.06 per diluted share compared to net income of $10.0 million or $0.53 per diluted share for fiscal 2004. The company recorded a non-cash benefit of $0.3 million, or $0.01 per diluted share for 2005, compared to non-cash expense of $2.1 million or $0.11 per diluted share for 2004 to reflect in both periods the variable accounting treatment of re-priced stock options.

For the full year of 2005, excluding the impact of variable accounting treatment of re-priced options and the impact from the tax benefit, net income was $12.3 million or $0.58 per diluted share compared to net income of $6.1 million or $0.32 per diluted share for the full year of 2004.

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Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer stated, “2005 was a transitional year for our private wireless communications segment. Outsourcing and integrating new components into our product offering didn’t come without its challenges and impact on our gross margins. We successfully completed these transitional items last year which will position us well for 2006 and beyond. We strongly believe that our gross margins for the private wireless communications segment will improve in the coming year as we spent 2005 working diligently on improving our cost of goods.”

“We had a total backlog of purchase orders and contracts of approximately $62 million, which represents a longer turnaround cycle than in prior years. Our backlog increased 209% at the end of 2005 compared to backlog of $20 million at the end of the 2004,” Jalbert commented.

2006 Outlook

“Our annual guidance for 2006 is for revenues between $120 to $125 million. Our guidance for net income before income taxes is between $14.5 to $16.5 million, which includes approximately $2.0 million of non-cash stock compensation expense,” Jalbert stated. “Our private wireless communications segment for first responders should show strong growth in 2006 as we take advantage of the positioning we accomplished in 2005,” Jalbert added.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading wireless telecommunications solutions businesses. Recognized by BusinessWeek as one of the nation’s “Hot Growth” companies, EFJ, Inc. ranks 45th in the annual list of 100 Best Small Companies. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions and Transcrypt International, a leader in secure communication solutions. For more information, visit www.efji.com.

Conference Call and Web Cast

The Company announced on March 1, 2006 that it has scheduled an investor conference call for today, March 9, 2006, at 9:00 a.m. Eastern Time. The call will be available via 800-946-0786. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. Replays of the call will be available starting at 12:00 Noon EST on Thursday, March 9, 2006 and continuing until 12:00 Midnight Monday March 13, 2006. The replay number is 888-203-1112, and the reservation number is 9945346. The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The call will be archived for 30 days.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations on revenues, net income before taxes, anticipated non-cash stock expenses, gross margins and operating expenses. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during a period, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the successful transfer of manufacturing to our outsource partners, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the successful integration of the Company’s RF module into its radio products, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and twelve months ended December 31, 2005 and 2004

(in thousands, except share and per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)
Revenues	$29,817	$25,625	$94,616	$80,870
Cost of sales	15,364	12,500	45,671	42,901

Gross profit	14,453	13,125	48,945	37,969

Operating expenses:
Research and development	2,625	3,178	13,686	11,020
Sales and marketing	2,589	3,344	10,326	10,389
General and administrative, inclusive of non-cash stock option repricing (benefit) expense adjustment of ($35) and $(305) for the three and twelve months ended December 31, 2005, respectively, and $(1,235) and $2,121 for the three and twelve months ended December 31, 2004, respectively; and facility relocation expenses of $0 and $909 for the three and twelve months ending December 31, 2005, respectively, and $694 and $1,833 for the three and twelve months ended December 31, 2004.	4,138	4,919	12,988	12,499

Total operating expenses	9,352	11,441	37,000	33,908

Income from operations	5,101	1,684	11,945	4,061

Other income (expense)	(30)	(48)	(36)	(19)
Interest income	396	6	753	37
Interest expense	(16)	(2)	(70)	(121)

Income before income taxes	5,451	1,640	12,592	3,958

Income tax benefit	9,957	6,000	9,957	6,000

Net income	$15,408	$7,640	$22,549	$9,958

Net income per share – Basic	$0.60	$0.42	$1.07	$0.56

Net income per share – Diluted	$0.59	$0.41	$1.06	$0.53

Weighted average common shares – Basic	25,616,697	18,115,457	20,984,688	17,824,708

Weighted average common shares – Diluted	26,007,525	18,647,301	21,253,783	18,749,893

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2005 and December 31, 2004

(in thousands, except share and per share data)

ASSETS	DECEMBER 31, 2005	DECEMBER 31, 2004
Current assets:
Cash and cash equivalents	$39,107	$9,484
Accounts receivable, net of allowance for returns and doubtful accounts of $135 and $256, respectively	35,745	18,296
Receivables - other	7,209	2,384
Cost in excess of billings on uncompleted contracts	1,726	1,638
Inventories	14,092	13,043
Deferred income taxes	1,287	3,000
Prepaid expenses	692	721

Total current assets	99,858	48,566

Property, plant and equipment, net	4,573	3,494
Deferred income taxes, net of current portion	22,853	11,000
Intangible assets, net	6,741	6,746
Other assets	213	513

TOTAL ASSETS	$134,238	$70,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Current portion of long-term debt obligations	65	126
Accounts payable	5,611	8,534
Accrued expenses	7,344	6,171
Billings in excess of cost on uncompleted contracts	5	1,250
Deferred revenue	363	1,185

Total current liabilities	13,388	17,266
Long-term debt obligations, net of current portion	5	68

TOTAL LIABILITIES	13,393	17,334

COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 25,867,094 and 18,257,877 issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	259	183
Additional paid-in capital	150,387	103,459
Unearned stock compensation	(1,693)	—
Accumulated deficit	(28,108)	(50,657)

TOTAL STOCKHOLDERS’ EQUITY	120,845	52,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$134,238	$70,319

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